Exhibit 5.2

WOODBURN AND WEDGE

Attorneys and Counselors At Law

Sierra Plaza

6100 Neil Road, Suite 500

Reno, Nevada 89511-1149

Telephone (775) 688-3000

Facsimile (775) 688-3088

Shawn G. Pearson

E-MAIL: spearson@woodburnandwedge.com

DIRECT DIAL: (775) 688-3017

August 17, 2017

DXC TECHNOLOGY COMPANY

1775 Tysons Boulevard

Tysons, Virginia 22102

Re:    DXC Technology Company – Senior Floating Rate Notes Due 2021

Ladies and Gentlemen:

We have acted as special Nevada counsel to DXC Technology Company, a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of its 0.95% spread to LIBOR Senior Floating Rate Notes due 2021, in the aggregate principal amount of $650,000,000.00 (the “Notes”). The Notes are to be issued pursuant to an indenture, dated as of March 27, 2017 (the “Original Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be supplemented by a fourth supplemental indenture thereto (the “Supplemental Indenture,” and together with the Original Indenture and such further amendments or supplements as may be adopted from time to time, the “Indenture”). The offer and sale of the Notes have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-219941) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 14, 2017, under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by a Final Prospectus Supplement of the Company for the Senior Floating Rate Notes due 2021, dated August 14, 2017 (the “Prospectus”). The Company has entered into an Underwriting Agreement dated as of August 14, 2017, by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for themselves and on behalf of the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Notes. Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement.

DXC Technology Company

August 17, 2017

We have examined executed originals or copies of the following documents:

A.	The Underwriting Agreement;

B.	a specimen form of Notes;

C.	the Indenture;

D.	a certificate, dated August 17, 2017, from an Officer of the Company as to certain factual matters, including, the incumbency of the officers of the Company (the “Officer’s Certificate”);

E.	Articles of Incorporation of the Company as filed with the Nevada Secretary of State’s Office on March 31, 2017, to be effective April 1, 2017;

F.	A copy of the Bylaws of the Company effective April 1, 2017;

G.	Certificate of Good Standing for the Company issued by the Nevada Secretary of State on August 16, 2017;

H.	The Registration Statement;

I.	The Prospectus;

J.	Resolutions of the board of directors of the Company dated August 10, 2017, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement; authorizing and approving the Prospectus, the issuance and sale of the securities described in the Prospectus, and matters related thereto;

K.	Officers’ Certificate Pursuant to the Indenture of Paul Saleh, Executive Vice President and Chief Financial Officer of the Company, and Charles Diao, Senior Vice President, Finance, and Corporate Treasurer of the Company, dated August 17, 2017 establishing the Notes as a Series of Securities to be issued under the Indenture with the terms and characteristics as described therein.

The documents and agreements set forth in paragraphs A through C are collectively referred to herein as the “Transaction Documents.”

We have examined and relied upon such other instruments and documents and taken such other and further actions as we have deemed necessary or appropriate for the opinions expressed herein. We have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the accuracy, completeness and authenticity of all documents and records submitted to us as originals and the conformity with the originals of all documents and records submitted to us as certified, conformed or photostatic copies and (iii) the truth, accuracy and completeness of the

DXC Technology Company

August 17, 2017

factual matters contained in the representations and warranties set forth in the Transaction Documents. For purposes of our review of such matters set forth in Paragraphs E, F, and J, above, and as a qualification and limitation to the opinions set forth herein, we have, with your consent, relied solely upon communications and affirmations from and on behalf of the Company providing that there have been no changes, amendments or alterations to the documents referenced in such paragraphs which would negate the opinions set forth herein.

We note that the Notes and the Indenture provide that they shall be governed by and construed in accordance with the laws of the State of New York. Accordingly, we assume that the Notes and the Indenture are enforceable under the laws of the State of New York.

Based on the foregoing examinations and assumptions, and subject to the qualifications and limitations contained herein it is our opinion that as of the date hereof:

1.	The Company has been duly incorporated, is validly existing and, based solely on the good standing certificate, in good standing under the laws of the State of Nevada.

2.	The Underwriting Agreement, the Supplemental Indenture, and the Notes have been authorized by all necessary corporate action on the part of the Company.

3.	When the Indenture has been duly executed, authenticated and delivered in accordance with the Indenture against receipt of consideration therefor, the Indenture will constitute binding obligations of the Company, to the extent Nevada law governs such issues.

4.	When the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of consideration therefor, the Notes will constitute binding obligations of the Company, to the extent Nevada law governs such issues.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in connection with the Notes pursuant to the registration requirements of the Securities Act. We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

[Signature Page Follows]

DXC Technology Company

August 17, 2017

Very truly yours, WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson